EXHIBIT 99.1

AutoZone Announces Change to Executive Committee

MEMPHIS, Tenn., Dec. 03, 2021 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO), today announced that Mark Finestone, Executive Vice President, Strategy and Innovation, Customer Satisfaction, will retire in early 2022.

“I give special thanks to Mark Finestone for his many contributions and years of remarkable service to our organization, customers and the automotive aftermarket industry. In his 19-year AutoZone career, Mark has driven innovation and provided both invaluable leadership and perspective. He has positioned the organization for continued success and accelerated growth into the future. I wish him and his family the very best in retirement,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

About AutoZone (NYSE: AZO)
As of August 28, 2021, the Company had 6,051 stores in the U.S., 664 stores in Mexico and 52 stores in Brazil for a total store count of 6,767. AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, AutoZone sells automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: David McKinney, 901-495-7951, david.mckinney@autozone.com

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com